Exhibit 99.1

Interlink Electronics Reports Second Quarter 2021 Results

Revenue Increased By 32% Sequentially From Previous Quarter

August 10, 2021 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), an industry-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies, today announced its financial results for the three months ended June 30, 2021. Net revenue for the quarter was $2.1 million, up 21% from the prior year period, and sequentially up 32% from the previous quarter. Gross margin was 55% for the quarter.

Consolidated Financial Highlights

(Amounts in thousands except per share data and percentages)

	Three months ended June 30,				Six months ended June 30,
Consolidated Financial Results	2021	2020	$ ∆	% ∆	2021	2020	$ ∆	% ∆
Net revenue	$2,064	$1,702	$362	21.3%	$3,632	$3,393	$239	7.0%
Gross profit	$1,127	$998	$129	12.9%	$2,001	$1,957	$44	2.2%
Gross margin	54.6%	58.6%			55.1%	57.7%

Income (loss) from operations	$133	$41	$93	nm	$73	$(31)	$104	nm

Net income (loss)	$63	$13	$50	nm	$20	$(5)	$25	nm
Earnings (loss) per share – diluted	$0.01	$0.00	$0.01	nm	$0.00	$(0.00)	$0.00	nm

•	Revenue in the second quarter of 2021 increased 21% to $2.1 million from $1.7 million in the same year-ago period, primarily due to higher demand for our custom products in the consumer and medical markets. Increases in product volume in the consumer market was due to an increase in our customers’ demands and purchases on corresponding products and programs, while increased demand in the medical market was partly a reflection of the pandemic-impacted levels in the prior year.

•	Gross margin decreased to 54.6% in the current quarter from 58.6% in the year-ago quarter. Gross margin is impacted by the mix of products and customers, and production costs.

•	Income from operations was $133 thousand for the second quarter of 2021, compared with $41 thousand in the same period in 2020. Operating income was impacted by higher gross profit on higher revenues, offset partially by higher selling, general and administrative expenses associated with continued strategic investments in personnel and operational and administrative infrastructure.

•	In the second quarter of 2021, after-tax net income was $63 thousand, or $0.01 per diluted share, compared to $13 thousand, or $0.00 per diluted share, in the same year-ago period.

•	Interlink ended the quarter with $6.2 million in cash and cash equivalents.

“We are experiencing strong momentum evidenced by our 32% sequential quarterly revenue growth and our pipeline of new programs entering into mass production in the next six to twelve months,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “We are also committed to augmenting our organic growth with acquisitions.

“Our goal is to build a diversified global technology organization consisting of sensors, test & measurement, engineering services, and specialty manufacturers of precision components and solutions,” added Mr. Bronson.

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world’s top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom-designed sensors that give engineers the flexibility and functionally they seek in today’s sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, California, and world-class materials science lab and R&D center in Camarillo, California. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains forward-looking statements. Forward-looking statements include, but are not limited to, the company’s views on future financial performance and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2021	2020
	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$6,245	$6,120
Restricted cash	5	5
Accounts receivable, net	1,173	1,113
Inventories	878	866
Prepaid expenses and other current assets	168	392
Total current assets	8,469	8,496
Property, plant and equipment, net	423	407
Intangible assets, net	162	195
Right-of-use assets	258	334
Deferred tax assets	526	527
Other assets	65	63
Total assets	$9,903	$10,022

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$374	$235
Accrued liabilities	300	343
Lease liabilities, current	189	219
PPP loan payable	—	186
Accrued income taxes	65	59
Total current liabilities	928	1,042

Long-term liabilities
Lease liabilities, long-term	87	140
Total long-term liabilities	87	140
Total liabilities	1,015	1,182

Stockholders’ equity
Preferred stock	—	—
Common stock	7	7
Additional paid-in-capital	57,971	57,966
Accumulated other comprehensive income	60	37
Accumulated deficit	(49,150)	(49,170)
Total stockholders’ equity	8,888	8,840
Total liabilities and stockholders’ equity	$9,903	$10,022

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in thousands, except per share data)
Revenue, net	$2,064	$1,702	$3,632	$3,393
Cost of revenue	937	704	1,631	1,436
Gross profit	1,127	998	2,001	1,957
Operating expenses:
Engineering, research and development	232	293	449	578
Selling, general and administrative	762	664	1,479	1,410
Total operating expenses	994	957	1,928	1,988
Income (loss) from operations	133	41	73	(31)
Other income (expense):
Other income (expense), net	(29)	(8)	(19)	(2)
Income (loss) before income taxes	104	33	54	(33)
Income tax expense (benefit)	41	20	34	(28)
Net income (loss)	$63	$13	$20	$(5)

Earnings (loss) per share – basic and diluted	$0.01	$0.00	$0.00	$(0.00)

Weighted average common shares outstanding – basic and diluted	6,601	6,580	6,601	6,571